Southern National Bancorp of Virginia, Inc. announces earnings of $6.0 million after a nonrecurring other loss and related legal expense for the quarter ended March 31, 2019, compared to $8.3 million for the quarter ended March 31, 2018

Southern National Bancorp of Virginia, Inc. also declares a dividend of $0.09 per share, its thirtieth consecutive quarterly dividend.

MCLEAN, Va., April 26, 2019 /PRNewswire/ -- Southern National Bancorp of Virginia, Inc. (NASDAQ: SONA) ("Southern National" or the "Company"), and its wholly-owned subsidiary Sonabank (the "Bank"), today announced net income of $6.0 million after a nonrecurring other loss and related legal expense for the quarter ended March 31, 2019, compared to $8.3 million for the quarter ended March 31, 2018. Earnings per share for the three months ended March 31, 2019 were $0.25 basic and diluted after the nonrecurring other loss and related legal expense compared to $0.34 basic and diluted, for the same period in 2018. Excluding the nonrecurring other loss and related legal expense, earnings would be $8.9 million or $0.37 per share, basic and diluted, for the three months ended March 31, 2019.

The Board of Directors declared a dividend of $0.09 per share payable on May 24, 2019 to shareholders of record on May 13, 2019. This is Southern National's thirtieth consecutive quarterly dividend.

Highlights for the quarter ended March 31, 2019 include:

  In the first quarter of 2019, the Company had a nonrecurring other loss of $3.2 million and related legal expense of $502 thousand.
  Loans outstanding of $2.16 billion at March 31, 2019 are down $20.6 million, or -1.32% annualized, since December 31, 2018.  Unanticipated large loan payoffs of $50.0 million were partially offset by growth of $29.4 million during the quarter.  Net interest margin for the three months ended March 31, 2019 was 3.41% compared to 3.66% for the three months ended December 31, 2018 and 3.82% for the three months ended March 31, 2018.  During the first quarter, the combination of large loan payoffs and deposit fluctuations resulted in an unusually high average of $90.3 million in cash which decreased the net interest margin by 8 basis points.
  Asset quality remains high as demonstrated by the 0.26% ratio of nonperforming assets, net of SBA guarantees, to total assets at March 31, 2019;
  Total deposits of $2.11 billion at March 31, 2019 have increased $13.5 million since December 31, 2018 or 0.86% annualized. The Bank's net loan-to-deposit ratio improved to 101.62% down from 110.63% a year ago;
  Tangible book value per share of $10.06 at March 31, 2019 has increased 10.67% since a year ago;
  Southern National is well capitalized at March 31, 2019 with a tier 1 risk-based capital ratio of approximately 12.23%;
  A gain on our investment in Southern Trust Mortgage, LLC ("STM") of $18 thousand for the quarter ended March 31, 2019, compared to a loss of ($317) thousand the year before; and

Net Interest Income

Net interest income was $21.0 million for the quarter ended March 31, 2019 compared to $22.5 million for the first quarter of 2018, which is a direct result of the rising costs of funds including deposits and borrowings.

Net interest margin for the three months ended March 31, 2019 was 3.41% compared to 3.66% for the three months ended December 31, 2018 and 3.82% for the three months ended March 31, 2018. The combination of large loan payoffs and deposit fluctuations resulted in an unusually high average of $90.3 million in cash which decreased the net interest margin by 8 basis points for the first quarter of 2019. The Company's cost of funds increased 63 basis points to 1.61% since March 31, 2018 due to rising interest rates and competition for deposits.

The acquired loan discount accretion on loans acquired in the acquisitions of Eastern Virginia Bankshares, Inc. ("EVBS"), Greater Atlantic Bank, HarVest and Prince Georges Federal Savings Bank contributed $816 thousand to net interest income during the three months ended March 31, 2019 compared to $1.1 million during the three months ended March 31, 2018. The decrease in accretion is due to the slowdown in acquired loan prepayments and payoffs.

Noninterest Income

During the first quarter of 2019, Southern National has noninterest income of $3.1 million compared to $3.1 million during the first quarter of 2018. Income improved on account maintenance and deposit service fees by $279 thousand. Income from bank-owned life insurance increased due to the purchase of an additional $12.0 million in bank-owned life insurance during 2018. Gain on our investment in STM increased to $18 thousand for the three months ended March 31, 2019 compared to a loss of ($317) thousand the year before due to strengthened management and operational improvements within STM. For the three months ended March 31, 2019, other noninterest income has benefited, from $591 thousand of recoveries of legacy investment securities and loans charged off by EVBS premerger compared to $1.5 million for the three months ended March 31, 2018.

Noninterest Expense

Noninterest expense was $16.3 million during the first quarter of 2019 compared to $13.6 million during the same period in 2018. The primary increase in noninterest expense was due to a nonrecurring other loss of $3.2 million with related legal expense of $502 thousand during the first quarter of 2019. Employee compensation and benefits expense totaled $5.8 million for the first quarter of 2019, as compared to $6.8 million for the same period of 2018 due to a reduction in staffing. Occupancy and equipment expenses remain flat. The Company recognized a gain of $2 thousand on the sale of other real estate owned ("OREO") during the first quarter of 2019 compared to a $(200) thousand loss for the first quarter of 2018. In other expenses, miscellaneous lending and collection expenses are up $159 thousand. FDIC insurance is $0 for the first quarter as Sonabank is eligible for $643 thousand worth of small bank assessment credits that will be applied towards current and future assessments in periods where the FDIC insurance reserve ratio exceeds 1.38%.

Securities Portfolio

Investment securities totaled $246.8 million at March 31, 2019 and represent 9.13% of total assets. Southern National utilizes its securities portfolio to augment income and manage its interest rate risk while serving as a source of liquidity. As a result of excess cash liquidity, $15 million of securities were purchased in the first quarter of 2019. No securities were purchased or sold during 2018.

Loan Portfolio

Loan growth during the first quarter of 2019 was $29.4 million, but offset by $50.0 million of unanticipated loan payoffs, bringing total loans to $2.16 billion at March 31, 2019.

The composition of our loan portfolio consisted of the following at March 31, 2019 and December 31, 2018 (in thousands):

	March 31, 2019	December 31, 2018
Loans secured by real estate:
Commercial real estate - owner occupied	$ 416,750	$ 407,031
Commercial real estate - non-owner occupied	549,891	540,698
Secured by farmland	10,018	20,966
Construction and land loans	149,054	146,654
Residential 1-4 family (1)	568,617	565,083
Multi-family residential	83,219	82,516
Home equity lines of credit (1)	121,136	128,225
Total real estate loans	1,898,685	1,891,173

Commercial loans	228,040	255,441
Consumer loans	30,318	32,347
Gross loans	2,157,043	2,178,961

Less deferred costs (fees) on loans	173	(137)
Loans receivable, net of deferred costs (fees)	$ 2,157,216	$ 2,178,824

(1) Includes covered loans totaling $16.5 million and $18.3 million as of March 31, 2019 and
December 31, 2018, respectively. Covered loans were acquired in the acquisition of Greater Atlantic Bank and are covered under a FDIC loss-share agreement. The agreement expires in December 2019.

Loan Loss Provision and Asset Quality

Asset quality remained high during the first quarter of 2019. For the three months ended March 31, 2019, the provision for loan losses was $0.2 million compared to $1.6 million for the same period last year. Net charge offs for the three months ended March 31, 2019 were $609 thousand compared to $242 thousand for the same period in 2018. Southern National's allowance for loan losses as a percentage of total non-covered loans at March 31, 2019 was 0.56%, compared to 0.57% at December 31, 2018. The allowance for loan losses as a percentage of non-covered non-acquired loans was 0.82% and 0.85% at March 31, 2019 and December 31, 2018, respectively.

Non-covered nonaccrual loans were $1.9 million (excluding $4.8 million of loans fully covered by SBA guarantees) at March 31, 2019 compared to $2.5 million (excluding $3.4 million of loans fully covered by SBA guarantees) as of December 31, 2018. The ratio of non-covered nonperforming assets (excluding the SBA guaranteed loans) to total assets decreased from 0.28% at March 31, 2018 to 0.26% at March 31, 2019.

Other real estate owned at March 31, 2018 was $5.0 million compared to $5.1 million at December 31, 2018.

Deposits

The competition for deposits in the Company's markets continues while rates begin to flatten. Total deposits were $2.11 billion at March 31, 2019 compared to $2.10 billion at December 31, 2018, an increase of $13.5 million, or 0.86% annualized. During the three months ended March 31, 2019, demand deposits increased by $8.8 million, or 3.65%, NOW accounts increased by $15.7 million, or 6.06%, while money market accounts increased $70.6 million or 26.48%. Savings accounts decreased to $148.5 million or (2.21%) at March 31, 2019 from a balance of $151.1 million at December 31, 2018. Time deposits decreased $79.1 million, or (11.40%), from $925.4 million at December 31, 2018, to $846.3 million at March 31, 2019 due to the reduction in brokered time accounts.

Adoption of ASC 842 - Leases

On January 1, 2019, the Company adopted Financial Accounting Standards Board Accounting Standards Update 2016-02, Leases (Topic 842). As of March 31, 2019, the Company has $7.9 million of right of use assets classified within bank premises and equipment, $8.9 million of lease obligation liabilities classified within other liabilities, and a net charge to retained earnings of $534 thousand for the net difference in newly recorded assets, liabilities and related accruals.

Stockholders' Equity

Total stockholders' equity increased to $355.2 million at March 31, 2019 from $348.3 million at December 31, 2018. Our tier 1 risk-based capital ratios were approximately 12.36% and 14.15% for Southern National and Sonabank, respectively, as of March 31, 2019.

About Southern National Bancorp of Virginia, Inc.

As of March 31, 2019, Southern National had $2.70 billion in total assets, $2.16 billion in total loans and $2.11 billion in total deposits. Sonabank provides a range of financial services to individuals and small and medium sized businesses. At March 31, 2019, Sonabank had forty-five full-service branches. Thirty-eight full-service retail branches are in Virginia, located in the counties of Chesterfield (2), Essex (2), Fairfax (Reston, McLean and Fairfax), Gloucester (2), Hanover (3), King William, Lancaster, Middlesex (3), New Kent, Northumberland (3), Southampton, Surry, Sussex, and in Charlottesville, Clifton Forge, Colonial Heights, Front Royal, Hampton, Haymarket, Leesburg, Middleburg, New Market, Newport News, Richmond, South Riding, Warrenton, and Williamsburg, and seven full-service retail branches in Maryland, in Rockville, Shady Grove, Bethesda, Upper Marlboro, Brandywine, Owings and Huntingtown.

Non-GAAP Measures

Statements included in this press release include non-GAAP financial measures and should be read along with the accompanying tables. Southern National uses non-GAAP financial measures to analyze its performance.

Management believes that non-GAAP financial measures provide additional useful information that allows readers to evaluate the ongoing performance of Southern National and provide meaningful comparison to its peers. Non-GAAP financial measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider Southern National's performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of Southern National.

Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the results or financial condition as reported under GAAP.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that relate to future events or the future performance of Southern National. Forward-looking statements are not guarantees of performance or results. These forward-looking statements are based on the current beliefs and expectations of the respective management of Southern National and Sonabank and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond their respective control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed or implied in these forward-looking statements because of numerous possible uncertainties. Words like "may," "plan," "contemplate," "anticipate," "believe," "intend," "continue," "expect," "project," "predict," "estimate," "could," "should," "would," "will," and similar expressions, should be considered as identifying forward-looking statements, although other phrasing may be used. Such forward-looking statements involve risks and uncertainties and may not be realized due to a variety of factors. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Registration Statements on Form S-4) filed by Southern National. You should consider such factors and not place undue reliance on such forward-looking statements. No obligation is undertaken by Southern National to update such forward-looking statements to reflect events or circumstances occurring after the issuance of this press release.

Contacts:	Addresses:
Joe A. Shearin, CEO	Southern National Bancorp of Virginia, Inc.
Phone: 804-528-4752	6830 Old Dominion Drive
McLean, VA 22101
Georgia S. Derrico, Executive Chairman
Phone: 202-464-1130 ext. 2405	Sonabank
10900 Nuckols Road, Suite 325
R. Roderick Porter, Executive Vice Chairman	Glen Allen, VA 23060
Phone: 202-464-1130 ext. 2406

Southern National Bancorp of Virginia, Inc., NASDAQ Symbol SONA
Website: www.sonabank.com

Southern National Bancorp of Virginia, Inc.
McLean, Virginia
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)
	March 31,	December 31,
	2019	2018 (1)
Assets
Cash and cash equivalents	$ 31,841	$ 28,611
Investment securities-available for sale	156,192	143,377
Investment securities-held to maturity	90,592	92,462
Stock in Federal Reserve Bank and Federal Home Loan Bank	18,427	19,522
Loans receivable, net of deferred fees	2,157,216	2,178,824
Allowance for loan losses	(11,874)	(12,283)
Net loans	2,145,341	2,166,541
Intangible assets	110,200	110,563
Bank premises and equipment, net	39,343	32,352
Bank-owned life insurance	62,674	62,495
Deferred tax assets, net	13,876	14,104
Other assets	35,709	31,267
Total assets	$ 2,704,195	$ 2,701,294

Liabilities and stockholders' equity
Demand deposits	$ 328,808	$ 320,043
NOW accounts	361,301	345,597
Money market accounts	426,072	355,469
Savings accounts	148,548	151,050
Time deposits	846,325	925,441
Total deposits	2,111,054	2,097,600
Federal Home Loan Bank advances-short term	135,640	163,340
Subordinated notes	56,676	56,673
Other liabilities	48,137	35,392
Total liabilities	2,351,506	2,353,005
Stockholders' equity	352,689	348,290
Total liabilities and stockholders' equity	$ 2,704,195	$ 2,701,294

(1) Derived from audited financial statements.

Condensed Consolidated Statements of Operations
(Unaudited)
(in thousands)
	For the Three Months Ended
	March 31,
	2019	2018
Interest and dividend income	$ 30,303	$ 28,020
Interest expense	9,351	5,520
Net interest income	20,952	22,500
Provision for loan losses	200	1,600
Net interest income after provision for loan losses	20,752	20,900
Account maintenance and deposit service fees	1,687	1,408
Income from bank-owned life insurance	523	307
Equity (loss) from mortgage affiliate	18	(317)
Recoveries related to acquired charged-off loans and investment securities	591	1,483
Other	243	198
Noninterest income	3,062	3,079
Employee compensation and benefits	5,812	6,772
Occupancy and equipment expenses	2,513	2,447
Amortization of core deposit intangible	363	362
FDIC assessments	-	335
Amortization of FDIC indemnification asset	148	173
Net (gain) loss on other real estate owned	(2)	200
Other expenses	7,456	3,330
Noninterest expense	16,290	13,619
Income before income taxes	7,524	10,360
Income tax expense	1,504	2,101
Net income	$ 6,020	$ 8,259

Financial Highlights
(Unaudited)
(Dollars in thousands except per share data)

	For the Three Months Ended
	March 31,
	2019	2018
Per Share Data:
Earnings (loss) per share - Basic	$ 0.25	$ 0.34
Earnings (loss) per share - Diluted	$ 0.25	$ 0.34
Book value per share	$ 14.63	$ 13.68
Tangible book value per share (1)	$ 10.06	$ 9.09
Weighted average shares outstanding - Basic	24,012,011	23,961,546
Weighted average shares outstanding - Diluted	24,311,047	24,232,188
Shares outstanding at end of period	24,107,103	23,987,653

Selected Performance Ratios (2):
Return on average assets	0.89%	1.27%
Return on average equity	6.92%	10.14%
Return on average tangible equity (3)	10.07%	15.23%
Yield on earning assets	4.94%	4.75%
Cost of funds	1.61%	0.98%
Net interest margin	3.41%	3.82%
Net loans to deposits	101.62%	110.63%
Operating efficiency ratio (4)	69.37%	55.69%
Net charge-offs to average loans	0.03%	0.01%

	As of
	March 31,	December 31,
	2019	2018

Stockholders' equity to total assets	13.04%	12.89%
Tier 1 risk-based capital ratio (approximate for March 31, 2019)	12.23%	12.06%
Intangible assets:
Goodwill	$ 101,954	$ 101,954
Core deposit intangible, net	8,246	8,609
Total	$ 110,200	$ 110,563

Loans and other real estate owned (5):
Nonaccrual loans (6)	$ 6,661	$ 5,916
Loans past due 90 days and accruing interest	-	-
Other real estate owned	5,041	5,077
Total nonperforming assets	$ 11,702	$ 10,993
Allowance for loan losses to total non-covered loans	0.56%	0.57%
Nonperforming assets excluding SBA guaranteed loans to
total assets	0.26%	0.28%

(1) Non-GAAP measure defined as stockholders' equity less goodwill and other intangibles divided by common shares outstanding.
(2) Selected performance ratios are annualized except the operating efficiency ratio and net charge-offs to average loans.
(3) Non-GAAP measure defined as average stockholders' equity less average goodwill and other intangibles.
(4) Non-GAAP measure excludes gains/losses and write-downs on OREO, gains/losses on sale of loans, gains/losses on sale of securities, merger expenses, and recoveries related to acquired charged-off loans and securities that are recognized in other noninterest income.
(5) Applies only to non-covered loans and other real estate owned.
(6) Nonaccrual loans include SBA guaranteed amounts totaling $4.8 million and $3.4 million at March 31, 2018 and
December 31, 2018, respectively.

Reconciliation of Non-GAAP Financial Measures
(Unaudited)

	For the Three Months Ended
(Dollars in thousands)	March 31
	2019	2018
Net income excluding the nonrecurring other loss
and related legal adjustment (Non-GAAP)
Net income (GAAP)	$ 6,020	$ 8,259
Nonrecurring other loss and related legal expense	3,702	-
Income tax effect of adjustment for the nonrecurring other loss
and related legal adjustment	(777)	-
Net income excluding the nonrecurring other loss
and related legal adjustment (Non-GAAP)	$ 8,945	$ 8,259

Return on average assets excluding the nonrecurring other loss and related legal adjustment (Non-GAAP)
Return on average assets	0.89%	1.27%
Effect of adjustment for the nonrecurring other loss
and related legal adjustment	0.42%	-
Return on average assets excluding the nonrecurring other loss
and related legal adjustment (Non-GAAP)	1.31%	1.27%

Return on average equity excluding merger expenses and
and related legal adjustment (Non-GAAP)
Return on average equity	6.92%	10.14%
Effect of adjustment for the nonrecurring other loss
and related legal adjustment	3.21%	-
Return on average equity excluding merger expenses and
and related legal adjustment (Non-GAAP)	10.13%	10.14%